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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 24, 2005 (except for the last paragraph of Note 19, as to which the date is                        ), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-123635) and related Prospectus of NeuStar, Inc. for the registration of 28,750,000 shares of its Class A common stock.

Ernst & Young LLP

McLean, VA

The foregoing consent is in the form that will be signed upon the completion of the stock split related to the recapitalization described in the last paragraph of Note 19 to the consolidated financial statements.

/s/ Ernst & Young LLP
McLean, VA June 6, 2005

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Consent of Independent Registered Public Accounting Firm